EXHIBIT 1

SCHEDULE “A”

Group Telecom announces special committee and engagement of Morgan Stanley

TORONTO — March 22, 2002 — GT Group Telecom (TSE: GTG.A, GTG.B, NASDAQ: GTTLB) today announced the formation of a special committee and the engagement of Morgan Stanley & Co. Incorporated to assist the company in the consideration and possible pursuit of capital structure enhancements. The special committee will be composed of independent directors. Morgan Stanley will report to the special committee and will work with Group Telecom’s senior management and legal counsel, Torys LLP, in this process.

“This is an extension of prior actions which we have taken to respond to the current environment in the telecommunications industry with a view to best positioning Group Telecom for continued growth and financial stability,” said Dan Milliard, chief executive officer of Group Telecom.

“Group Telecom approaches this process from a position of relative strength,” Milliard said. “It is currently in compliance with all terms of its debt facilities and instruments, has committed and highly skilled employees, a solid customer base and has achieved many successes in the implementation of its business plan, including the substantial completion of its nation-wide and metropolitan fibre-optic network.”

As of December 31, 2001, the company had available liquidity totaling $598 million, consisting of $300 million in cash and $298 million in available bank and vendor facilities. Combined with its operational strengths, this provides a constructive base from which the company can proactively review potential enhancements to its capital structure.

On February 19, 2002, Group Telecom announced a reorganization of its operations to reduce costs and concentrate on managing the business to profitability. In addition, the company shifted its focus from network deployment to leveraging its network assets to profitability, increasing operational efficiency and improving customer service.

“Group Telecom remains committed to exploring opportunities for improving its operational and financial strength and, with its well recognized expertise and resources, Morgan Stanley will provide valuable assistance in identifying any such opportunities and in assessing whether and how they should be pursued,” Milliard said.

Group Telecom also announced that, in order to address any potential conflicts of interest or perceptions of conflict, the CIBC nominee on the company’s board of directors will be resigning effective immediately. CIBC is the agent under the company’s senior syndicated banking facility and beneficially owns a substantial portion of the company’s equity securities. CIBC maintains its right to appoint a replacement director.

About Group Telecom

Group Telecom is Canada’s largest independent, facilities-based telecommunications provider, with a national fibre-optic network linked by 409,953 strand kilometers of fibre-optics at December 31, 2001. Group Telecom’s unique backbone architecture is built with technologies such as Gigabit Ethernet for delivery of enhanced network performance and Synchronous Optical Network (SONET) for the highest level of network reliability. Group Telecom offers next-generation high-speed data, Internet, application and voice services, delivering enhanced communication solutions to Canadian businesses. Group Telecom operates with local offices in 17 markets across nine provinces in Canada. Group Telecom’s national office is in Toronto.

Certain statements in this press release may constitute forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of Group Telecom to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements due to changes in economic, business, competitive, technological or regulatory factors. More detailed information regarding these factors and other risks are summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its Annual Report on Form 20-F for the fiscal year ended September 30, 2001. All data presented herein should be read in conjunction with such filings.

For further information: Media: Meredith Heinrich, Corporate Communications, Group Telecom, (416) 848-2613, pr@gt.ca;

Analysts/Investors: Michael Minnes, Investor Relations, Group Telecom, (416) 848-2456, investor@gt.ca